Exhibit 99.1

[Millennium Logo]

          Millennium Pharmaceuticals, Inc.
          75 Sidney Street
          Cambridge, MA 02139
          617.679.7000
          www.millennium.com

NEWS RELEASE

FOR RELEASE TUESDAY, APRIL 15, 2003 AT 4:01 PM EST

Contacts:
Clare Midgley (investor) (617) 679-7480 Gina Price Nugent (investor) (617) 551-3611	Cynthia Clayton (investor) (617) 551-8607 Adriana Jenkins (media) (617) 761-6996

MILLENNIUM REPORTS FIRST QUARTER 2003 FINANCIAL RESULTS

CAMBRIDGE, Mass., April 15, 2003 -- Millennium Pharmaceuticals, Inc. (Nasdaq: MLNM) today reported consolidated financial results for the quarter ended March 31, 2003.

Revenue for the quarter ended March 31, 2003 was $81.7 million, compared to $68.6 million for the same period in 2002. Co-promotion revenue, based on worldwide sales of INTEGRILIN® (eptifibatide) Injection, was $50.9 million for the quarter ended March 31, 2003, compared to $22.1 million for the same period in 2002, which included only six and one half weeks of sales. Worldwide sales of INTEGRILIN for the quarter ended March 31, 2003 were $89.0 million, as provided to Millennium by Schering-Plough Corporation, representing an increase of 31 percent from the same period last year.

Strategic alliance revenue for the quarter ended March 31, 2003 was $30.8 million, compared to $46.5 million for the same period in 2002. The Company’s revenue mix reflects increased co-promotion revenue and lower collaborative revenues as a result of discovery-focused and technology partnerships coming to their expected conclusions.

Research and development (R&D) expenses for the quarter ended March 31, 2003 were $126.8 million, compared to $101.3 million for the same period in 2002. This increase reflects the Company’s continued investment in its clinical programs, primarily VELCADE™ (bortezomib) for Injection and INTEGRILIN.

Selling, general and administrative (SG&A) expenses for the quarter ended March 31, 2003 were $35.4 million, compared to $37.2 million for the same period in 2002. SG&A expenses reflect a balance between managing G&A expense and increasing the resources devoted to the Company’s commercial organization as Millennium prepares for the launch of VELCADE, pending approval by the U.S. Food and Drug Administration (FDA).

Note: Prior year comparisons include six and one half weeks of financial results for COR Therapeutics, Inc., which was merged with Millennium on February 12, 2002.

Other income (expense) for the quarter ended March 31, 2003 was ($0.8) million, compared to $21.4 million for the same period in 2002. The decrease in other income reflects a lower average level of invested funds during the quarter and the low interest yields currently available.

For the quarter ended March 31, 2003, net loss on a GAAP basis was $137.9 million or $0.47 per share compared to $303.9 million or $1.20 per share for the same period in 2002. Included in the quarter ended March 31, 2003 is a $28.2 million restructuring charge relating to the write-down of certain intangible assets and facilities and personnel costs associated with the discontinuation of discovery efforts. Included in the quarter ended March 31, 2002 is a $242.0 million in-process R&D charge recorded in connection with the COR merger.

Pro forma net loss for the quarter ended March 31, 2003 was $100.0 million or $0.34 per share, compared to $56.3 million or $0.22 per share for the same period in 2002. The increase in pro forma net loss is a result of increased R&D expense and decreased investment income and collaborative revenue.

Millennium reports pro forma net loss which excludes certain non-operational and restructuring charges, non-cash and specified other charges that management generally does not consider in evaluating the Company’s ongoing operations. These results are provided as a complement to results provided in accordance with accounting principles generally accepted in the United States (known as “GAAP”). Management believes this pro forma measure helps indicate underlying trends in the Company’s business, and uses this pro forma measure to establish budgets and operational goals that are communicated internally and externally, to manage the Company’s business and to evaluate its performance. A reconciliation of pro forma to GAAP is included in the attached condensed consolidated financial statements.

As of March 31, 2003, Millennium had approximately $1.7 billion in cash, cash equivalents and marketable securities, and $683.3 million in principal amount of convertible debt. On March 31, 2003, Millennium commenced required cash offers to the holders of approximately $600.0 million in principal amount of convertible debt it assumed in the merger with COR. The Company is actively considering amending the terms of some or all of these notes to provide additional rights to holders of the notes, although there can be no assurance that Millennium will amend any notes. If Millennium decides to amend the terms of the notes, it will make a public announcement of that fact by issuing a press release no later than April 22, 2003.

“This is a particularly exciting time for us as we prepare for the launch of VELCADE™ (bortezomib) for Injection, pending FDA approval,” said Kenneth Bate, chief financial officer. “We are expanding our commercial organization with the addition of an oncology sales force in the U.S. and are looking forward to making this drug available to clinicians and to patients. While we will devote considerable resources to the launch of VELCADE in 2003, we will also continue to manage expenses company-wide, bringing them in line with anticipated revenue.”

COMPANY HIGHLIGHTS

Products and Pipeline
INTEGRILIN® (eptifibatide) Injection, an intravenous GP IIb-IIIa inhibitor, is co-promoted and co-developed by Millennium and Schering-Plough. Both parties share the revenue and expenses related to U.S. product sales and Schering-Plough pays Millennium royalties on sales outside of the U.S. Based on recent third party audit reports for February 2003, INTEGRILIN continues to be the market leader both in patient share and dollar share with approximately 64 percent and 50 percent, respectively, of the U.S. market.

Results from CRUSADE were presented at the recent America College of Cardiology (ACC) meeting, including data demonstrating a statistically significant 44 percent decrease in hospital mortality in patients with high-risk acute coronary syndrome who received a GP IIb-IIIa inhibitor within the first 24 hours of arriving at the hospital.  Other data presented showed that these patients who were cared for by a cardiologist, rather than a non-cardiologist, were more likely to be treated with guideline-recommended therapies, including GP IIb-IIIa inhibitors, resulting in decreased mortality rate.

“Our market research reveals that the CRUSADE results are of significant interest to clinical cardiologists and will likely impact their decision to prescribe INTEGRILIN,” said Vaughn Kailian, vice chairperson.  “In order to assure broad awareness of the CRUSADE results among clinical cardiologists, we will be expanding our sales force to encourage use of INTEGRILIN at time of diagnosis of high-risk patients with acute coronary syndrome.”

CRUSADE is a quality improvement initiative by Duke Clinical Research Institute with funding and support from Millennium and Schering-Plough to increase adherence to the ACC/American Heart Association guidelines for the early and aggressive treatment of acute coronary syndrome in high-risk patients. CRUSADE is providing critical information about the care these patients receive, and how it could be improved. As of the end of March 2003, data was collected from over 47,000 cases.

VELCADE™ (bortezomib) for Injection, the Company’s novel proteasome inhibitor which is being evaluated in clinical studies for the treatment of several types of cancer, met significant regulatory milestones in the U.S. and Europe this quarter. The FDA, which had already granted VELCADE Orphan Drug Designation, accepted for review and granted Priority Review designation to the Company’s New Drug Application for the treatment of relapsed and refractory multiple myeloma. The European Agency for the Evaluation of Medicinal Products accepted for review the Company’s Marketing Authorisation Application for VELCADE. Millennium is also conducting an international, multi-center phase III APEX trial of VELCADE in patients with either relapsed or refractory multiple myeloma. Efforts are ongoing to develop this compound for other hematologic and solid tumors as well. There are over 30 clinical trials ongoing with VELCADE in a variety of other cancers, including Millennium-sponsored phase II clinical trials in patients with non-small cell lung cancer and colorectal cancer, a broad variety of investigator-initiated trials, and trials sponsored by the National Cancer Institute.

About INTEGRILIN® (eptifibatide) Injection
INTEGRILIN is indicated for the treatment of patients with acute coronary syndrome (UA/NQMI), including patients who are to be managed medically and those undergoing percutaneous coronary intervention (PCI) and for the treatment of patients undergoing PCI, including those undergoing intracoronary stenting.

INTEGRILIN is contraindicated in patients with: a history of bleeding diathesis, or evidence of active abnormal bleeding within the previous 30 days; severe hypertension (systolic blood pressure > 200 mm Hg or diastolic blood pressure > 110 mm Hg) not adequately controlled on antihypertensive therapy; major surgery within preceding six weeks; history of stroke within 30 days, or any history of hemorrhagic stroke; current or planned administration of another parenteral GP IIb-IIIa inhibitor; dependency on renal dialysis; or known hypersensitivity to any component of the product.

Bleeding is the most common complication encountered during INTEGRILIN therapy. The majority of excess major bleeding events were localized at the femoral artery access site. Oropharyngeal, genitourinary, gastrointestinal, and retroperitoneal bleeding were also seen more commonly with INTEGRILIN compared to placebo. Please consult Full Prescribing Information which can be accessed at www.millennium.com/integrilin.html.

INTEGRILIN is co-promoted and co-developed by Millennium Pharmaceuticals and Schering-Plough Corporation.

Note:  Millennium will host a conference call at 5:00 p.m. EDT on April 15, 2003.  The live webcast can be accessed at www.millennium.com under the Investor Overview page of the Investors section and will be archived until April 29, 2003.  This press release can be found under the Media section of the website.

About Millennium
Millennium Pharmaceuticals, Inc., a leading biopharmaceutical company, co-promotes INTEGRILIN® (eptifibatide) Injection, a market-leading cardiovascular product, and has a robust clinical development pipeline of product candidates. The Company’s research, development and commercialization activities are focused in four areas: cardiovascular disease, oncology and inflammatory and metabolic diseases. By applying its knowledge of the human genome, its understanding of disease mechanisms, and its industrialized technology platform, the Company is developing breakthrough personalized medicine products. Headquartered in Cambridge, Mass., the Company also has facilities in South San Francisco, Calif. and Cambridge, UK.

This press release contains “forward-looking statements,” including statements about our growth and future operating results, discovery and development of products, potential acquisitions, strategic alliances and intellectual property. Various risks may cause our actual results to differ materially, including: adverse results in our drug discovery and clinical development processes; failure to obtain patent protection for our discoveries; commercial limitations imposed by patents owned or controlled by third parties; our dependence upon strategic alliance partners to develop and commercialize products and services based on our work; difficulties or delays in obtaining regulatory approvals to market products and services resulting from our development efforts; the commercial success of INTEGRILIN; our ability to extinguish the convertible notes assumed in the COR acquisition; and the requirement for substantial funding to conduct research and development and to expand commercialization activities. For a further list and description of the risks and uncertainties we face, see the reports we have filed with the Securities and Exchange Commission. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This press release also contains financial measures which are not generally GAAP and should not be construed as superior to GAAP financial measures.  Information regarding our use of non-GAAP financial measures and information about comparable GAAP financial measures is available in the Investor Relations section by using the “Investor Overview” tab of our website, www.millennium.com.

Millennium Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2003	2002 (Note 1)
	(unaudited)
REVENUES:
Revenue under strategic alliances	$30,834	$46,457
Co-promotion revenue	50,881	22,142

Total revenues	81,715	68,599

COSTS AND EXPENSES:
Research and development	126,810	101,312
Selling, general and administrative	35,383	37,241
Cost of co-promotion revenue	18,696	7,728

Total costs and expenses	180,889	146,281

OTHER INCOME (EXPENSE):
Investment income	9,607	28,157
Interest expense	(10,417)	(6,793)

Total other income (expense)	(810)	21,364

PRO FORMA NET LOSS (Note 2)	$(99,984)	$(56,318)

Acquired in-process research and development	—	(242,000)
Amortization of intangibles	(9,676)	(5,543)
Restructuring charges (Note 3)	(28,195)	—

NET LOSS	$(137,855)	$(303,861)

PRO FORMA NET LOSS PER SHARE	$(0.34)	$(0.22)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.47)	$(1.20)

Weighted average shares, basic and diluted	292,944	253,901

Note 1: On February 12, 2002 Millennium acquired COR Therapeutics, Inc. ("COR"). The transaction was recorded as a purchase for accounting purposes and the condensed consolidated statements of operations data include COR's operating results from the date of acquisition.

Note 2: Acquired in-process research and development, amortization of intangibles, and restructuring charges are deducted in accordance with generally accepted accounting principles in the United States ("GAAP") to arrive at GAAP reported net loss for the periods presented in 2003 and 2002, respectively.

Note 3: Restructuring charges primarily include the write-down of certain intangible assets, and facilities and personnel costs associated with the discontinuation of certain discovery efforts and reallocation of resources to enhance commercial capabilities. Millennium adopted Statement of Financial Accounting Standards ("SFAS") No. 146 "Accounting for Costs Associated with Exit of Disposal Activities" ("SFAS No. 146") as of December 1, 2002.

Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2003 (unaudited)	December 31, 2002
Cash, cash equivalents and marketable securities	$1,651,851	$1,759,063
Other current assets	195,858	179,678
Property and equipment, net	305,298	310,325
Restricted cash and other assets	57,772	64,224
Goodwill and intangible assets, net	1,661,254	1,684,317

Total assets	$3,872,033	$3,997,607

Current liabilities	$921,938	$949,547
Deferred revenue	3,113	1,704
Capital lease obligations, net	58,809	61,338
Long term debt	83,325	83,325
Stockholders' equity	2,804,848	2,901,693

Total liabilities and stockholders' equity	$3,872,033	$3,997,607